FIRST AMENDMENT TO THE

BYLAWS OF

LOTON, CORP

The Bylaws of Loton Corp., a Nevada corporation (the “Corporation”) are hereby amended to add the following new Article III, Section 13:

“13. Any corporate action required by the Articles of Incorporation, Bylaws, or the laws under which this Corporation is formed, to be voted upon or approved at a duly called meeting of the Directors may be accomplished without a meeting if a written memorandum setting forth the action so taken, shall be signed by all the Directors. Any corporate action required by the Articles of Incorporation, Bylaws, or the laws under which this Corporation is formed, to be voted upon or approved at a duly called meeting of the stockholders, may be accomplished without a meeting if a written memorandum setting forth the action so taken, shall be signed by holders of a majority of the total outstanding shares of common stock.”

Article VII of the Bylaws of the Corporation is hereby amended and restated in its entirety as follows:

Article VII

Indemnification

“No Officer or Director shall be personally liable for any obligations of the Corporation or for any duties or obligations arising out of any acts or conduct of said Officer or Director performed for or on behalf of the Corporation, including without limitation, acts of negligence or contributory negligence. The Corporation shall and does hereby indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a Director or Officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a Director or Officer of the Corporation, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such Director or Officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he or she may lawfully be entitled, by contract or otherwise, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its Directors, Officers, employees and agents shall be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.”